Workstream Closes Note Exchange and Restructuring With Holders of its Secured Notes

MAITLAND, Fla., Dec. 14, 2009 (GLOBE NEWSWIRE) -- Workstream Inc. (OTCBB:WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that it has entered into separate Exchange Agreements with each of the holders of its $19 million in senior secured promissory notes pursuant to which, among other things, each holder exchanged its senior secured note for:

(i) a new senior secured non-convertible note for $9.5 million, (50% of outstanding notes) interest accrues at an annual rate of 9.5%, compounds quarterly basis and is payable, together with principal, on the maturity date, which is July 31, 2012 for all of the notes; (ii) a senior secured convertible note that is convertible into the Company's common shares at a conversion price of $.25, for $6,650,000 (35% of outstanding notes); and (iii) a senior secured convertible note that is convertible into the Company's common shares at a conversion price of $.10, for $2,850,000 (15% of outstanding notes).

"In summary, we have extended the maturity of our notes out 32 months to July 2012, provided an equity feature to our note holders allowing the Company more time to build our business with them, and as partners, share in our success while we continue to grow," said Michael Mullarkey, Chief Executive Officer.

Mr. Mullarkey further stated that, "Our note holders have been working with us in an effort to improve our balance sheet and create long-term value. One of our note holders, increased their ownership, and now owns more then half of the notes, understanding the growing market in SaaS Software and the strong products and customers Workstream serves. We can now move the Company forward with a new management team, balanced capital structure and a focus on our business."

The aggregate principal amount of the notes issued pursuant to the Exchange Agreements with the Company's note holders is $21,511,000. Each note is secured by a lien on all of the assets of the Company and its subsidiaries. Interest on each Note accrues at an annual rate of 9.5%. Interest on the convertible notes compounds on a quarterly basis and is payable, together with principal, on the maturity date, which is July 31, 2012 for all of the notes. Interest on the non-convertible notes compounds on a quarterly basis and is payable on the maturity date, while principal is payable on a quarterly basis pursuant to an agreed upon schedule. Upon the occurrence of an event of default, as defined in the notes, a holder may require the Company to redeem all or a portion of such holder's notes. Upon a disposition of assets or liquidity event (each as defined in the notes), the Company is required to use 100% of the net proceeds to redeem the notes. Each note contains customary covenants with which the Company must comply. Each subsidiary of the Company has agreed to guarantee the obligations of the Company under each note. More details will be in the Company 8K.

About Workstream

Workstream provides on-demand compensation; performance and talent management solutions and services that help companies manage the entire employee lifecycle -- from recruitment to retirement. Workstream's Talent Center provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to Talent Center is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, Kaiser Permanente and Nordstrom. For more information visit www.workstreaminc.com or call toll free 1-407-475-5500.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure to negotiate the final terms of definitive agreements giving effect to the proposed note restructuring; in the event a restructuring of our indebtedness is not consummated, if an event of default should occur and be continuing with respect to such indebtedness; inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission

CONTACT:  Workstream, Inc.
               Ginger Simpson
               1-407-475-5500